Exhibit 99.1

J & J Snack Foods Corp. Appoints Mary Meder to Board of Directors

Meder brings decades of business and marketing experience to the JJSF board

Pennsauken, NJ (August 16, 2022) – J & J Snack Foods Corp. (NASDAQ: JJSF) today announced the appointment of Mary Meder to the Board of Directors, effective September 1, 2022. This brings the current number of board members to eight, after the recent appointments of Dan Fachner and Roy Jackson were announced earlier this year. Meder brings decades of business and marketing experience with her to the JJSF board, specifically in Consumer Packaged Goods and the growing digital media space.

Mary Meder currently serves as President at Harmelin Media, a national independently-owned strategic media and marketing agency located in Bala Cynwyd, PA. During her tenure as President, she has led agency growth from 85 employees to over 300, with annual billings approaching one billion dollars. Ms. Meder led the agency’s transformation, launching new services and platforms including digital media, performance marketing, influencer marketing, ecommerce, sports marketing, analytics and business intelligence. She brings over 35 years of business and advertising experience with her, with significant board experience through her long-term involvement with non-profit organizations including Special Olympics of Pennsylvania (SOPA), Philadelphia Ad Club, and Penn State’s School of Communications. In 2011, Meder received the Special Olympics Pennsylvania Hall of Fame Al Senavitis Lifetime Achievement Award; she was honored in 2012 by the Cradle of Liberty Council – BSA – Good Scout Award; and she was recognized in 2014 by the Epilepsy Foundation and as a Mover & Shaker for the Philly Ad Club.

“We are delighted to welcome Mary Meder to the J & J Snack Foods Board of Directors,” said Dan Fachner, President & CEO at J & J Snack Foods. “Her deep understanding of organic growth strategies, business planning, and marketing trends will be invaluable to our company as we continue to grow and pursue new ventures.”

The Company added that this addition to the Board reinforces its commitment to professional and gender diversity on its Board of Directors.

About J&J Snack Foods Corp.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.